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                                    EXHIBIT 4(A)

                          UNITED COMMUNITY FINANCIAL CORP.
                           RECOGNITION AND RETENTION PLAN
                                AND TRUST AGREEMENT


                                     ARTICLE I
                                    DEFINITIONS

     The following words and phrases, when used in this Agreement with an initial capital letter, shall have the meanings set forth below, unless the context clearly indicates otherwise. Wherever appropriate, the masculine pronoun shall include the feminine pronoun and the singular shall include the plural:

     1.01 "Agreement" means the United Community Financial Corp. Recognition and Retention Plan and Trust Agreement.

     1.02 "Award" means a right granted to a Director, a Director Emeritus or an Employee under this Plan to receive Plan Shares.

     1.03 "Beneficiary" means the person or persons designated by a Recipient to receive any benefits payable under this Plan in the event of such Recipient's death. Such person or persons shall be designated in writing on forms provided for this purpose by the Board and may be changed from time to time by similar written notice to the Board. In the absence of a written designation, the Beneficiary shall be the Recipient's estate.

     1.04  "Board" means the Board of Directors of the Corporation.

     1.05  "Code" means the Internal Revenue Code of 1986, as amended.

     1.06 "Committee" means the Recognition and Retention Plan Committee, if any, appointed by the Board pursuant to Article III hereof.

     1.07  "Common Shares" means common shares of the Corporation.

     1.08  "Company" means The Home Savings and Loan Company of Youngstown,
Ohio.

     1.09  "Corporation" means United Community Financial Corp.

     1.10 "Director" means any person who is a member of the Board of Directors of the Corporation, the Company or a Subsidiary.

     1.11 "Director Emeritus" means any person who is a director emeritus of the Corporation, the Company or a subsidiary.

     1.12 "Employee" means any person who is employed by the Corporation, the Company or a Subsidiary.

     1.13 "OTS" means the Office of Thrift Supervision, Department of the Treasury.

     1.14 "Plan" means the Recognition and Retention Plan established by this Agreement.

     1.15 "Plan Shares" means the Common Shares held pursuant to the Trust and which are awarded or issuable to a Recipient pursuant to the Plan.

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     1.16  "Plan Share Reserve" means the Common Shares held by the Trustee pursuant to Sections 4.02 and 4.03 of this Agreement and not yet subject to Awards.

     1.17 "Recipient" means any Director, Director Emeritus or Employee who receives an Award under the Plan.

     1.18 "Retirement" means the retirement of an Employee, a Director or a Director Emeritus between ages 60 and 64 with 15 or more years of service to the Corporation, the Company or a Subsidiary, or the retirement of an Employee, a Director or a Director Emeritus at or after age 65.

     1.19 "Subsidiaries" means subsidiaries of the Corporation or the Company.

     1.20  "Trust" means the trust established by this Agreement.

     1.21 "Trustee(s)" means the person(s) or entity approved by the Board to hold legal title to the Plan assets for the purposes set forth herein.


                                     ARTICLE II
                        ESTABLISHMENT OF THE PLAN AND TRUST


     2.01 The Corporation hereby establishes a Recognition and Retention Plan and Trust upon the terms and subject to the conditions set forth in this Agreement.

     2.02 The Trustee hereby accepts the Trust and agrees to hold the Trust assets existing on the date of this Agreement and all additions and accretions thereto upon the terms and conditions of this Agreement.

     2.03 The purpose of the Plan is to reward and retain Directors, Directors Emeritus and Employees who are in key positions of responsibility by providing such Directors, Directors Emeritus and Employees with an equity interest in the Corporation as reasonable compensation for their contributions to the Corporation, the Company and the Subsidiaries.


                                    ARTICLE III
                             ADMINISTRATION OF THE PLAN


     3.01 ROLE OF THE BOARD. The interpretation and construction by the Board of any provisions of this Agreement or of any Award granted hereunder shall be final, conclusive and binding. The Board may, in its discretion, appoint a Committee to administer this Plan. The Committee shall report actions and decisions with respect to the Plan to the Board upon request by the Board.

     3.02 LIMITATION ON LIABILITY. No member of the Board shall be liable for any determination made in good faith with respect to the Plan or any Plan Shares or Awards granted under the Plan. If a member of the Board is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by such member in such capacity under or with respect to this Plan, the Corporation shall indemnify such member against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such member in connection with such action, suit or proceeding if such member acted in good faith and in a manner such member reasonably believed to be in or not opposed to the best interests of the Corporation, the Company and the Subsidiaries and, with respect to any criminal action or proceeding, had no reasonable cause to believe such member's conduct was unlawful.

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                                     ARTICLE IV
                         CONTRIBUTIONS; PLAN SHARE RESERVE

     4.01 AMOUNT AND TIMING OF CONTRIBUTIONS. The Board shall determine the amounts (or the method of computing the amounts) to be contributed by the Corporation to the Trust. No contributions to the Trust by Directors, Directors Emeritus or Employees shall be permitted.

     4.02  INVESTMENT OF TRUST ASSETS.  Except as otherwise set forth in
Section 7.02 of this Agreement, the Trustee may invest all of the Trust's assets, after providing for any required withholding as needed for tax purposes, exclusively in Common Shares. Except as otherwise specified, the Trust shall not purchase more than 1,388,625 Common Shares. The number of Plan Shares may exceed 1,388,625 Common Shares, if earnings or other distributions on Common Shares or other Plan assets are used to purchase additional Common Shares. Any funds held by the Trust that are not used to purchase Common Shares shall be invested by the Trustee in such interest-bearing account or accounts at the Company or elsewhere or in such other instruments or investments as the Trustee shall determine to be appropriate.

     4.03 EFFECT OF FORFEITURES. Any Plan Shares subject to an Award that is forfeited by the Recipient pursuant to Section 6.01 of this Agreement shall be returned to the Plan Share Reserve.


                                     ARTICLE V
                              ELIGIBILITY; ALLOCATIONS


     5.01 ELIGIBILITY. Directors, Directors Emeritus and Employees are eligible to receive Awards within the sole discretion of the Board.

     5.02 ALLOCATIONS. The Board will determine which of the Directors, Directors Emeritus and Employees will be granted Awards and the number of Plan Shares covered by each Award; provided, however, that no Director, Director Emeritus or Employee shall be granted Awards over the term of the Plan for more than 25% of the total number of Common Shares subject to the Plan.

     No Award shall be granted if such grant would result in a violation or possible violation of federal or state securities laws. In the event Plan Shares are forfeited for any reason or additional Plan Shares are purchased by the Trustee, the Board may, from time to time, determine which of the Directors, Directors Emeritus and Employees will be granted additional Awards to be awarded from forfeited or additional Plan Shares.

     In selecting the Directors, Directors Emeritus and Employees to whom Awards will be granted and the number of Plan Shares covered by such Awards, the Board shall consider the position, duties and responsibilities of the eligible Directors, Directors Emeritus and Employees, the value of their services to the Corporation, the Company and the Subsidiaries and any other factors the Board may deem relevant.

     5.03 FORM OF ALLOCATION. As promptly as practicable after a determination is made pursuant to Section 5.02 of this Agreement that an Award is to be made, the Board shall notify the Recipient in writing of the grant of the Award, the number of Plan Shares covered by the Award and the terms upon which the Plan Shares subject to the Award may be earned. The date on which the Board determines that an Award is to be made or a later date designated by the Board shall be considered the date of grant of the Awards.

     5.04 ALLOCATIONS NOT REQUIRED. None of the Directors, Directors Emeritus or Employees, either individually or as a group, shall have any right or entitlement to receive an Award under the Plan. The Trustee shall, if so directed by the Board, return all Common Shares and other assets in the Plan Share Reserve to the Corporation at any time.

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                                     ARTICLE VI
               EARNING AND DISTRIBUTION OF PLAN SHARES; VOTING RIGHTS


     6.01  EARNING PLAN SHARES; FORFEITURES.

           (a) GENERAL RULES. Unless the Board shall specifically state a different period of time over which Awards shall be earned and non-forfeitable or that an Award is immediately earned and nonforfeitable at the time an Award is granted, Plan Shares shall be earned and non-forfeitable by a Recipient over a period of four years at the rate of one-fifth per year commencing on the date of the grant of such Award. As Plan Shares become earned and non-forfeitable, any cash dividends, returned capital and earnings thereon shall also be earned and non-forfeitable.

           (b) REVOCATION. Unless otherwise permitted by applicable laws and regulations, any Plan Shares and any cash dividends, returned capital and earnings thereon that have not been earned and are not non-forfeitable in accordance with Section 6.01(a) of this Agreement shall be forfeited in the event that (i) a Recipient who is a Director or a Director Emeritus at the time of Award is no longer a Director or a Director Emeritus on at least one of the Boards of Directors of the Corporation, the Company or a Subsidiary or
(ii) a Recipient who is not a Director or a Director Emeritus of the Corporation, the Company or a Subsidiary ceases to be an Employee of the Corporation, the Company or a Subsidiary, except as otherwise provided in subsections (c) and (d) of this Section 6.01.

           (c) EXCEPTION FOR TERMINATIONS DUE TO DISABILITY OR RETIREMENT. All Plan Shares and cash dividends, returned capital and earnings thereon subject to an Award held by a Recipient whose service as a Director, Director Emeritus or Employee terminates due to (i) disability (as determined by the Board), or (ii) Retirement shall be deemed fully earned and non-forfeitable as of the later of the Recipient's last day of service as a Director, Director Emeritus or as an Employee, but shall be distributed in accordance with the vesting schedule set forth in the Award agreement.

           (d) EXCEPTION FOR TERMINATION DUE TO DEATH. All Plan Shares and cash dividends, returned capital and earnings thereon subject to an Award held by a Recipient whose service as a Director, Director Emeritus or Employee terminates due to death shall be deemed fully earned and non-forfeitable as of the later of the Recipient's last day of service as a Director, Director Emeritus or as an Employee and shall be distributed as soon as practicable thereafter.

           (e) EXCEPTION FOR CHANGE IN CONTROL. Notwithstanding any other provision of this Agreement and subject to the determination of the Board at the time of a change in control or imminent change in control, all Plan Shares subject to an Award held by a Recipient shall be deemed to be immediately 100% earned and non-forfeitable in the event of a change in control or imminent change in control of the Corporation or the Company and shall be distributed as soon as practicable thereafter; provided, however, that in the event that any distribution of Plan Shares in connection with a change in control or imminent change in control of the Corporation or the Company alone, or in the aggregate with other payments to the Recipient, would result in the imposition of a penalty tax pursuant to Section 280G of the Code, such distributions shall remain subject to the vesting schedule set forth in the Award agreement. For purposes of this Section 6.01(d), "change in control" shall mean: (i) the execution of an agreement for the sale of all, or a material portion, of the assets of the Corporation of the Company;
(ii) the execution of an agreement for a merger or recapitalization of the Corporation of the Company or any merger or recapitalization whereby the Corporation of the Company is not the surviving entity; (iii) a change of control of the Corporation of the Company, as defined or determined by the OTS; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of the terms "beneficial ownership" as defined under Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Corporation of the Company by any person, trust, entity or group. For purposes of this Section 6.01(e), "imminent change in control" shall refer to any offer or announcement, oral or written, by any party, to acquire control of the Corporation or the Company as to which an application or notice has been filed with the OTS and such application has been approved or such notice has not been disapproved, if such acquisition of the Corporation or the Company has not been approved by the Board.

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     6.02  DISTRIBUTION OF PLAN SHARES.

           (a) TIMING OF DISTRIBUTIONS: GENERAL RULE. Except as otherwise provided in this Agreement, Plan Shares shall be distributed to the Recipient or his Beneficiary, as the case may be, as soon as practicable after they have been earned, together with any cash dividends, returned capital and earnings thereon with respect to Plan Shares that have been earned.

           (b) FORM OF DISTRIBUTION. All distributions of Plan Shares, together with any shares representing stock dividends, shall be distributed in the form of Common Shares. No fractional shares shall be distributed. Payments representing cash dividends, returned capital and earnings thereon shall be made in cash.

           (c) WITHHOLDING. The Trustee may withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes and, if the amount of such cash payment is not sufficient, the Trustee may require the Recipient or Beneficiary to pay to the Trustee the amount required to be withheld as a condition of delivering the Plan Shares. The Trustee shall pay over to the Corporation, the Company or the Subsidiary which employs or employed such Recipient or which the Recipient serves or served as a Director or as a Director Emeritus, any such amount withheld from or paid by the Recipient or Beneficiary.

           (d) REGULATORY EXCEPTIONS. Notwithstanding anything to the contrary in this Agreement, no Plan Shares, upon becoming fully earned and non-forfeitable, shall be distributed unless and until all of the requirements of all applicable laws and regulations shall have been met.

     6.03 VOTING OF PLAN SHARES. All Common Shares held by the Trustee in the Plan Share Reserve that have not yet been awarded shall be voted by the Trustee. A Recipient shall be entitled to direct the Trustee with respect to the voting of Plan Shares that have been awarded to the Recipient but are still held in the Trust, whether or not such awarded Plan Shares have been earned.


                                    ARTICLE VII
                                       TRUST


     7.01 TRUST. The Trustee shall receive, hold, administer, invest and make distributions and disbursements from the Trust in accordance with the provisions of the Plan and the Trust and the applicable directions, rules, regulations, procedures and policies established by the Board pursuant to this Agreement.

     7.02 MANAGEMENT OF TRUST. The Trustee shall have complete authority and discretion with respect to the management, control and investment of the Trust assets, except that the Trustee shall invest all assets of the Trust, except those attributable to cash dividends or returned capital paid with respect to Plan Shares subject to outstanding Awards and earnings thereon, in Common Shares to the fullest extent practicable and permitted pursuant to
Section 4.02 of this Agreement, and except to the extent that the Trustee determines that the holding of monies in cash or cash equivalents is necessary to meet the obligations of the Trust. Subject to the foregoing and except as specifically set forth elsewhere in this Agreement, the Trustee shall have the power to do all things and execute such instruments as may be deemed necessary or proper, including the following powers:

           (a) To invest up to 100% of all Trust assets in Common Shares without regard to any law now or hereafter in force limiting investments for Trustees or other fiduciaries. The investment authorized herein may constitute the only investment of the Trust, and, in making such investment, the Trustee is authorized to purchase Common Shares from the Corporation or from any other source. Such Common Shares so purchased may be outstanding, newly issued or treasury shares;

           (b) To invest any Trust assets not invested in Common Shares in such deposit accounts and certificates of deposit (including those issued by the Company), obligations of the United States government or its agencies or such other investments as shall be considered the equivalent of cash;

           (c) To sell, exchange or otherwise dispose of any property at any time held or acquired by the Trust;

           (d) To cause stocks, bonds or other securities to be registered in the name of a nominee, without the addition of words indicating that such security is an asset of the Trust (but accurate records shall be maintained showing that such security is an asset of the Trust);

           (e) To hold cash without interest in such amounts as may be reasonable, in the opinion of the Trustee, for the proper operation of the Plan and the Trust;

           (f) To employ brokers, agents, custodians, consultants and accountants;

           (g) To hire counsel to render advice with respect to the Trustee's rights, duties and obligations hereunder, and such other legal services or representation as the Trustee may deem desirable; and

           (h) To hold funds and securities representing the amounts to be distributed to a Recipient or his Beneficiary as a consequence of a dispute as to the disposition thereof, whether in a segregated account or held in common with other assets of the Trust.

Notwithstanding anything herein contained to the contrary, the Trustee shall not be required to make any inventory, appraisal or settlement or report to any court, or to secure any order of court for the exercise of any power herein contained, or to give bond.

     7.03 RECORDS AND ACCOUNTS. The Trustee shall maintain accurate and detailed records and accounts of all transactions of the Trust, which shall be available at all reasonable times for inspection by any legally entitled person or entity to the extent required by applicable law, or any other person determined by the Board.

     7.04 EARNINGS. All earnings, gains and losses with respect to Trust assets shall be allocated, in accordance with a reasonable procedure adopted by the Board, to bookkeeping accounts for Recipients or to the general account of the Trust, depending on the nature and allocation of the assets generating such earnings, gains and losses. Without limiting the generality of the foregoing, any earnings on cash dividends or returned capital received with respect to Common Shares shall be allocated (a) to accounts for Recipients, if such shares are the subject of outstanding Awards, and shall become earned and be distributed as specified in Article VI of this Agreement, or (b) otherwise to the general account of the Trust if such Plan Shares are not the subject of outstanding awards.

     7.05 EXPENSES. All costs and expenses incurred in the operation and administration of the Plan shall be paid by the Corporation.


                                    ARTICLE VIII
                                   MISCELLANEOUS


     8.01 ADJUSTMENTS FOR CAPITAL CHANGES. The aggregate number of Plan Shares available for issuance pursuant to the Awards and the number of Plan Shares to which any Award relates shall be proportionately adjusted for any increase or decrease in the total number of outstanding Common Shares issued subsequent to the effective date of the Plan if such increase or decrease resulted from any split, subdivision or consolidation of shares or other capital adjustment, or other increase or decrease in such shares effected without receipt or payment of consideration by the Corporation.

     8.02 AMENDMENT AND TERMINATION OF PLAN AND RETURN OF SHARES TO THE CORPORATION. The Board may, by resolution, at any time amend or terminate the Plan or direct the Trustee to return to the Corporation all or any part of the assets of the Trust, including Common Shares held in the Plan Share Reserve, as well as Common Shares and other assets subject to Awards which have not yet been earned by the Recipients to whom they have been awarded; provided, however, that the termination of the Trust shall not affect a Recipient's right to earn Awards already granted and to the distribution of Common Shares and earnings relating to such Awards in accordance with the terms of this Agreement and the grant by the Board.

     8.03 NONTRANSFERABLE. Awards shall not be transferable by a Recipient. During the lifetime of the Recipient, an Award may only be earned by and paid to the Recipient who was notified in writing of the Award by the Board pursuant to Section 5.03 of this Agreement. No Recipient or Beneficiary shall have any right in or claim to any assets of the Plan or the Trust, nor shall the Corporation, the Company or any Subsidiary be subject to any claim for benefits hereunder.

     8.04 DIRECTORSHIP RIGHTS. Neither this Agreement nor any grant of an Award hereunder nor any action taken by the Trustee, the Board or the Board in connection with the Plan shall create any right, either express or implied, on the part of any Director or Director Emeritus to continue to serve as a Director or as a Director Emeritus of the Company or a Subsidiary.

     8.05 EMPLOYMENT RIGHTS. Neither this Agreement nor any grant of an Award hereunder nor any action taken by the Trustee, the Board or the Board in connection with the Plan shall create any right, either express or implied, on the part of any Employee to continue in the employ of the Corporation, the Company or a Subsidiary.

     8.06 VOTING AND DIVIDEND RIGHTS. No Recipient shall have any voting or dividend rights or other rights of a shareholder in respect of any Plan Shares covered by an Award, except as expressly provided in Article VI of this Agreement, prior to the time such Plan Shares are actually distributed to such Recipient.

     8.07 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Ohio.

     8.08 EFFECTIVE DATE. This Agreement shall be effective as of the 12th day of July, 1999.

     8.09 TERM OF PLAN. The Plan shall remain in effect until the earlier of (a) the termination of the Plan by the Board or (b) the distribution of all assets from the Trust. The termination of the Plan shall not affect any Awards previously granted, and such Awards shall remain valid and in effect until they have been earned and paid or by their terms expire or are forfeited.

     8.10 TAX STATUS OF TRUST. It is intended that the trust established hereby be treated as a grantor trust of the Company under the provisions of
Section 671, ET SEQ., of the Internal Revenue Code of 1986, as amended (26 U.S.C. Section 671 ET SEQ.).










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     IN WITNESS WHEREOF, the following Trustee executes this Agreement, accepting and binding itself to undertake and perform the obligations and duties of the Trustee hereunder and consenting to the foregoing Agreement effective the _______ day of ____________, 1999.



                               By: ___________________________ (Trustee)



     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer and duly attested, all as of the ___ day of ____________, 1999




                               UNITED COMMUNITY FINANCIAL CORP.


                                     By:
----------------------------------  ------------------------------------------
Donald J. Varner                    Douglas M. McKay
its Secretary                         its President and Chairman of the Board

   AMENDMENT NO. 1 TO THE UNITED COMMUNITY FINANCIAL CORP. RECOGNITION AND
                       RETENTION PLAN AND TRUST AGREEMENT


     By action of the Board of Directors of United Community Financial Corp. on August 19, 1999, Section 6.01(a) of the United Community Financial Corp. Recognition and Retention Plan and Trust Agreement (the "RRP") was deleted in its entirety and replaced with the following new Article 6.01(a):

6.01(a)   GENERAL RULES.  Unless the Board shall specifically state a different period of time over which Awards shall be earned and non-forfeitable or that an Award is immediately earned and nonforfeitable at the time an Award is granted, Plan Shares shall be earned and non-forfeitable by a Recipient over a period of four years at the rate of one-fifth per year commencing on the date of the grant of such Award. Unless the Board shall specifically state a different period of time over which any cash dividends, returned capital and earnings on Plan Shares shall be earned and non-forfeitable or that any cash dividends, returned capital and earnings on Plan Shares are immediately earned and nonforfeitable at the time an Award is granted, such cash dividends, returned capital and earnings shall also be earned and non-forfeitable as Plan Shares become earned and non-forfeitable.